Exhibit 14

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as it may be amended or supplemented from time to time, the “Agreement”) is dated as of July 18, 2016, and made by and between Doug Levine 2012 Childrens Trust (the “Lender”) and 1347 Investors LLC, a Delaware limited liability company (“Borrower”).

IT IS AGREED as follows:

1	THE LOANS

1.1	Loans

1.1.1	FOR VALUE RECEIVED, the Borrower hereby absolutely and unconditionally promises to pay to the order of the Lender on the Maturity Date (as hereinafter defined) the principal sum of up to ONE MILLION DOLLARS ($1,000,000.00) (the “Loan”), in accordance with the terms, and subject to the conditions of, this Agreement and to pay interest as hereinafter provided on the principal sum outstanding hereunder from time to time from the date hereof, together with all other outstanding Obligations (as hereinafter defined).

1.1.2	The Lender agrees, subject to the terms and conditions of this Agreement, to make the amount of the Loan to the Borrower on the date hereof.

1.1.3	The Lender shall make all funds available to the Borrower by wire transfer of such funds in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Lender.

1.1.4	The Loan made by the Lender to the Borrower pursuant to this Agreement and all repayments of principal and interest made hereunder may be recorded by the Lender on one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

1.2	Interest

1.2.1	The Borrower hereby unconditionally promises to pay to the order of the Lender interest on the unpaid principal amount of the Loan for the period from and including the date of this Agreement and continuing until the repayment in full of the entire unpaid principal amount of the Loans in cash at a per annum rate equal to thirteen percent (13%), but in no event to exceed the maximum rate permitted by applicable provisions of law (the “Interest Rate”). Interest shall be calculated on the basis of a 360-day year and payable for the actual number of days elapsed. Interest shall accrue and compound on a quarterly basis.

1.2.2	Interest on the Loans shall be due and payable in arrears beginning on the first anniversary of the date of this Agreement and thereafter on December 31, March 31, June 30 and September 30 of each fiscal year of the Borrower thereafter and at such other times as may be specified herein.

1.2.3	Upon notice from the Lender to the Borrower, while any Event of Default exists, the Borrower shall pay interest on the unpaid principal amount due at the Interest Rate, plus two percent (2%) to the fullest extent permitted by applicable laws.

2	REPAYMENT

2.1.1	Except as otherwise provided in this Agreement or the Other Agreements, that portion of the Obligations consisting of: (1) the principal portion of the Loan shall be payable in full by Borrower to the Lender on or before the Maturity Date; (2) interest on the Loan shall be payable by Borrower to the Lender as set forth in Section 1.2.2 above; (3) all costs, fees and expenses payable pursuant to this Agreement and the Other Agreements shall be payable by Borrower to the Lender, or to such other Persons designated by Lender, on demand; and (4) the balance of the Obligations, if any, shall be payable by Borrower to the Lender on demand. All such payments to the Lender shall be payable at the Lender’s principal office in Chicago, Illinois, or at such other place or places as the Lender may designate in writing to Borrowers. All such payments to Persons other than the Lender shall be payable at such place or places as Lender may designate in writing to Borrower. All such payments made to Lender shall be paid by Borrower without offset or other reduction. Notwithstanding subclauses (1) and (2) of this Section 2.1.1, should the Merger Closing Date not occur within fourteen (14) days after the date of this Agreement, Borrower shall repay all of the Obligations owed to Lender, including, but not limited to, principal and accrued interest, without demand by Lender therefor.

2.1.2	When and as required hereunder, all payments to be made by the Borrower under this Agreement (whether principal, interest or otherwise) shall be made in Dollars, in immediately available funds.

2.1.3	If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable for the period of such extension.

2.1.4	Borrower may from time to time prepay all accrued and unpaid interest at any time, in whole or in part, without premium or penalty. After the one-year anniversary of the date of this Agreement, the unpaid principal balance and all accrued but unpaid interest and any and all other sums payable to any Lender hereunder may be prepaid at any time prior to the applicable due date or the Maturity Date without premium or penalty.

2.1.5	Each payment under this Agreement shall be applied first to the payment of accrued and unpaid interest and thereafter to the payment of principal.

2.1.6	All payments to be made by the Borrower pursuant to this Agreement shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender to which such payment is owed, not later than the date specified herein.

3	EVENTS OF DEFAULT

3.1.1	Promptly after the Borrower knows or has reason to believe that any Event of Default (as defined below) has occurred, the Borrower shall deliver to Lender a written notice thereof describing the same in reasonable detail.

3.1.2	“Event of Default” shall mean the occurrence or existence of one or more of the following at any time on or after the date of this Agreement:

(a)	the Borrower shall fail to pay the principal of, or interest on, this Agreement, when and as such principal or interest shall be due and payable, and such non-payment shall continue unremedied for a period of five (5) days;

(b)	any representation or warranty made by the Borrower hereunder or any of the other Loan Documents or any certificate furnished to the Lender by the Borrower in connection with this Agreement or any other Loan Document is incorrect in any material respect as of the date as of which the facts therein set forth were stated or certified;

(c)	the Borrower fails or neglects to perform, keep or observe any agreement, covenant or other provision under this Agreement or any of the other Loan Documents (other than as set forth in clauses (a) or (b) of this Section 3.1.2); provided however, Borrower shall have a period of 45 days after the occurrence thereof to cure any curable failure or neglect to perform, keep or observe any such agreement, covenant or other provision;

(d)	the Borrower shall (i) generally fail to pay its debts as they become due, or admit in writing its inability to pay its debts as they become due, (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for any substantial part of its assets, or make a general assignment for the benefit of its creditors, (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for a substantial part of its assets, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days, (iv) permit or suffer to exist the involuntary commencement of, or voluntarily commence, any Insolvency Proceedings under any Insolvency Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against the Borrower, provided that, if not commenced by the Borrower, such proceeding shall be consented to or acquiesced in by the Borrower, or shall result in the entry of an order for relief or shall remain undismissed for more than sixty (60) days, (v) permit the commencement of any case, proceeding or other action seeking the issuance of a warrant of attachment, execution, distraint or similar process against all or any material part of the assets of the Borrower or (vi) take any corporate action authorizing any of the foregoing;

(e)	this Agreement or any of the other Loan Documents shall (except in accordance with their terms), in whole or in material part, cease to be effective, or cease to be the legally valid, binding and enforceable obligation of the Borrower, or the Borrower shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(f)	the occurrence of a breach, default of event of default under any Other Lender Loan Agreement; or

(g)	the Lender shall not have or shall cease to have a valid and perfected lien in any Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document, in each case for any reason other than the failure of the Lender to take any action within its control, or the Borrower shall contest the validity or perfection of any lien in any Collateral purported to be covered by the Loan Documents.

3.1.3	If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)	declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)	exercise all rights and remedies available to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC (including taking possession and disposing of the Collateral pursuant to the terms thereof).

provided, however, if any Event of Default described in Section 3.1.2(d) shall at any time occur, the unpaid principal amount of the Loan and all interest and other Obligations shall automatically become due and payable without further act of the Lender. The Borrower agrees to pay all costs and expenses of collection and enforcement, including, without limitation, reasonable attorneys’ fees and expenses.

4	CREATION OF SECURITY INTEREST and pledge

4.1	Grant of Security Interest and Pledge

4.1.1	Borrower hereby grants to the Lender, to secure the payment and performance in full of all of the Obligations, a first position priority security interest in the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, and Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender’s first position priority security interest and lien in the Collateral.

4.1.2	Borrower hereby pledges to the Lender and grants to the Lender a first position priority security interest and lien in and to the following (the “Pledged Collateral”):

(a)	All of the shares of capital stock of Issuer identified on Schedule 1 attached hereto and made a part hereof, any certificates representing the shares of such capital stock, all options and warrants for the purchase of shares of such capital stock of Issuer now or hereafter held in the name of the Borrower or held beneficially for the Borrower (said capital stock, options and warrants and all capital stock held in the name of or beneficially for the Borrower as a result of the exercise of such options or warrants being hereinafter collectively referred to as the “Pledged Stock”), delivered to Lender in accordance with this Agreement accompanied by stock powers in form and substance acceptable to Lender duly executed in blank, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Stock;

(b)	One hundred percent (100%) of all additional shares of stock of Issuer acquired by Borrower in any manner, and the certificates representing such additional shares (any such additional shares shall constitute part of the Pledged Stock and Lender is irrevocably authorized to amend Schedule 1 from time to time to reflect such additional shares), and all options, warrants, dividends, cash, instruments and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

(c)	The property and interests in property described in Section 4.1.3 below; and

(d)	All proceeds of the foregoing.

4.1.3	If, during the term of this Agreement:

(a)	Any stock dividend, reclassification, readjustment, split or other change is declared or made in the capital structure of Issuer or any option included within the Pledged Collateral is exercised, or both, or

(b)	Any subscription warrants or any other rights or options shall be issued in connection with the Pledged Collateral,

then such shares, warrants, rights, options or other securities shall be immediately delivered to and held by the Lender under the terms of this Agreement and shall constitute Pledged Collateral hereunder; provided, however, that nothing contained in this Section 4.1.3 shall be deemed as the Lender’s consent to any stock dividend, issuance of additional stock, warrants, rights or options, reclassification, readjustment, split or other change in the capital structure of Issuer.

4.2	Non-Transferable Collateral

The grant of the security interest contained in Section 4.1 shall not extend to, and the term “Collateral” shall not include, any general intangibles, now or hereafter held or owned by Borrower, to the extent, in each case, that (i) a security interest may not be granted by Borrower in such general intangibles as a matter of law, or under the terms of the governing document applicable thereto, without the consent of one or more applicable parties thereto and (ii) such consent has not been obtained; provided that the grant of the security interest contained in Section 4.1 shall extend to, and the term “Collateral” shall include, (x) any and all proceeds of such general intangibles to the extent that the proceeds are not themselves subject to this Section 4.2 and (y) upon any such applicable party or parties’ consent with respect to any otherwise excluded general intangibles being obtained, thereafter such general intangibles, as the case may be; provided, further, that the provisions of this Section 4.2 shall not apply to (x) such general intangibles to the extent that the restriction on Borrower granting a security interest therein is not effective under applicable law or (y) payment intangibles.

4.3	Authorization to File Financing Statements

Borrower hereby authorizes the Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender and Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of the Lender under the Code. Without limiting the foregoing, Borrower hereby authorizes the Lender to file financing statements which describe the collateral as “all assets” and/or “all personal property” of Borrower or words of similar import. Borrower also ratifies its authorization for the Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

4.4	Actions as to any and all Collateral

Borrower agrees, upon the request of the Lender to take any and all other actions as the Lender may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Lender to enforce, the security interest granted hereunder in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code of any relevant jurisdiction, to the extent, if any, that Borrower’s signature thereon is required therefor, (b) entering into appropriate control agreements to perfect Collateral that must be perfected by “control” under the UCC, (c) causing the Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the security interest granted hereunder in such Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the security interest granted hereunder in such Collateral, (e) taking all actions under any earlier versions of the UCC or under any other law, as reasonably determined by the Lender to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction and (f) taking any action reasonably requested by Lender to protect such security interest, including without limitation, delivering the Collateral to Lender.

5	REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	The Borrower represents and warrants to the Lender as follows: (a) the proceeds of the Loan will be used solely to (i) purchase equity and equity-linked securities of Issuer, and (ii) pay related expenses and as otherwise expressly approved by the Lender; and (b) the Borrower (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to so qualify or be so licensed would not result in a material adverse effect on the Borrower.

5.2	The Borrower agrees with the Lender and warrants that, from and after the date hereof and until all of the Obligations of the Borrower to the Lender have been paid in full, except as otherwise expressly consented to, in each instance, by the Lender in writing, the Borrower shall: (a) (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; (b) if requested by the Lender, keep all property of the Borrower, including without limitation, all Collateral securing the Obligations of the Borrower to the Lender, insured against risks of loss or damage by fire (including so-called extended coverage), theft and such other casualties as is customary in the industry of the Borrower; (c) pay and discharge as the same shall become due and payable, all of the Borrower’s obligations and liabilities, including all lawful claims which, if unpaid, would by law become a lien upon its property, and all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such indebtedness; and (d) on or prior to the date that is 45 days after the date of this Agreement, deliver to the Lender such fully-executed and effective documents, agreements and instruments, as reasonably requested by and in form and substance reasonably satisfactory to the Lender, to fully perfect the security interest in the Collateral granted to the Lender pursuant hereto to secure payment of all the Obligations of the Borrower, and such other certificates, documents, instruments or agreements as the Lender may reasonably require in connection with any of the foregoing.

5.3

The Borrower agrees with the Lender and warrants that, from and after the date hereof and until all of the Obligations of the Borrower to the Lender have been paid in full, except as otherwise expressly consented to, in each instance, by the Lender in writing, the Borrower shall not: (a) make any dividends or distributions in respect of the equity interests in the Borrower; (b) other than any indebtedness incurred under the Other Lender Loan Agreements, incur any indebtedness that is pari passu or senior to the indebtedness evidenced by or incurred under this Agreement or (c) dispose of any Securities unless the net proceeds thereof are used to repay the Loan in accordance with Section 2 hereof.

5.4	The Borrower agrees with the Lender and warrants that, from and after the date hereof and until all of the Obligations of the Borrower to the Lender have been paid in full, except as otherwise expressly consented to, in each instance, by the Lender in writing, the Borrower’s business shall consist solely of holding, voting, selling and taking other actions with respect to the securities of the Issuer, and will not incur expenses other than audit, legal, accounting and other expenses the Borrower’s Manager deems necessary in connection with holding, voting, selling and taking other actions with respect to the securities of the Issuer.

5.5	The Borrower covenants and agrees that it shall not permit the fair market value of the Collateral to be less than $1,400,000 at any time, based on the volume weighted public trading price of Collateral over the previous 10 trading days, as reasonably calculated by the Lender.

5.6	Borrower shall, within thirty (30) days after the end of each fiscal quarter of Borrower, cause to be furnished to the Lender (a) a statement of assets and liabilities of Borrower and (b) calculations setting forth the compliance with the financial covenants set forth in subsection 5.5 hereof, in each case in respect of the most recently completed fiscal quarter, which shall be certified to the Lender by the Managers of Borrower as being true and correct and shall contain a statement that no Event of Default then exists, or, if an Event of Default then exists, a description of such Event of Default.

5.7	Within thirty (30) Business Days after the date of this Agreement, Borrower shall deliver to Lender (a) 33,333 freely tradable warrants of Issuer with a strike price of $11.50 a share and (b) any certificates representing the Securities, accompanied by stock powers in form and substance acceptable to Lender duly executed in blank.

6	DEFINED TERMS

6.1	As used in this Agreement (including without limitation the Schedule attached hereto), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agreement and Plan of Merger” means that certain Agreement and Plan of Merger dated March 23, 2016 by and among Limbach Holdings LLC, a Delaware limited liability company, Issuer, and FdG HVAC LLC, a Delaware limited liability company.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Collateral” means all of the Borrower’s personal property of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents (including, if applicable, electronic documents), accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) and all proceeds and products thereof and distributions thereon, it being understood that “Collateral” shall specifically include the property described on attached Schedule 1 (such scheduled property, the “Securities”), and the other Pledged Collateral in connection with the Securities.

“Default” means any default or any condition or event which, after notice or lapse of time, or both, would become an Event of Default.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Insolvency Laws” means the bankruptcy or insolvency laws of the United States or any other similar law of any other jurisdiction covering the protection of creditors’ rights or the relief of debtors.

“Insolvency Proceedings” means, as to any Person, any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of such Person or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar action or proceeding under any Insolvency Laws, or upon any assignment for the benefit of creditors or any marshalling of the assets of such Person, or otherwise.

“Issuer” means 1347 Capital Corp., a Delaware corporation.

“Loan Documents” means, collectively, this Agreement, together with the Other Agreements.

“Maturity Date” means the earlier of (i) July 18, 2019 and (ii) the date all of the Obligations otherwise become due and payable in accordance with the terms hereof.

“Merger Closing Date” means the “Closing Date” as defined in the Agreement and Plan of Merger.

“Obligations” means, collectively, all of the obligations of the Borrower to the Lender under or in respect of this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, interest (including interest accruing after the filing of a petition initiating any Insolvency Proceeding, whether or not such interest accrues after the filing of such petition for purposes of any applicable Insolvency Laws, or is an allowed claim in such Insolvency Proceeding), premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise, together with all costs, fees and expenses of Lender arising hereunder, including, but not limited to, (1) the indebtedness evidenced by this Agreement, and (2) reasonable and documented out-of-pocket attorneys’ and paralegals’ fees or charges relating to the preparation of this Agreement and the other Loan Documents and the enforcement of Lender’s rights and remedies pursuant to this Agreement and the Other Agreements.

“Other Agreements” means all agreements, instruments and documents now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender in connection with the Obligations or any of the transactions contemplated herein, together with any amendments, modifications, extensions or renewals thereto.

“Other Lender Loan Agreement” means, individually and collectively, (i) that certain Loan and Security Agreement dated on or about the date hereof by and between Borrower and American Service Insurance Company, as amended, restated or renewed from time to time, (ii) that certain Loan and Security Agreement dated on or about the date hereof by and between Borrower and GrizzlyRock Value Partners, LP, as amended, restated or renewed from time to time, and (iii) each other Loan and Security Agreement entered into on, about or after the date hereof between the Borrower and the other lenders parties thereto, in each case on substantially the same terms as this Agreement and in each case as amended, restated or renewed from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pledged Stock” shall have the meaning ascribed in Section 4.1(b) of this Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

6.2	All terms defined in the UCC and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

7	MISCELlANEOuS

7.1	Indemnity

The Borrower shall indemnify and hold harmless the Lender and its officers, directors, employees, Affiliates, and agents (each, an “Indemnitee”) against any claims that may be incurred by or asserted against any Indemnitee, including claims asserted by the Borrower or other Person or arising from the negligence of an Indemnitee. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

7.2	Assignment; Binding Effect

This Agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Lender and their respective successors and permitted assigns and transferees; provided that the Borrower may not delegate or assign any of its respective obligations or rights hereunder or otherwise transfer this Agreement without the prior written consent of the Lender. No Lender shall have the right to assign any part of its portion of the Loan, rights or obligations under this Agreement without prior written consent of the Borrower. This Agreement shall be an obligation solely of the Borrower and shall not be enforceable against any equity holders of the Borrower.

7.3	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

7.4	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.5	Notices

Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon confirmed facsimile transmission, upon receipted delivery by reputable overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, to Borrower or Lender at the following addresses or facsimile numbers or such other addresses and facsimile numbers as Borrower or Lender may specify in like manner; provided, however, that notices of a change of address or facsimile number shall be effective only upon receipt thereof:

If to Borrower, then to: 1347 Investors LLC Manager: Larry G. Swets 150 Pierce Road, 6th Floor Itasca, IL 60143 Email: lswets@kfscap.com	If to Lender, then to: Doug Levine 2012 Childrens Trust 2760 North Bay Road Miami Beach, FL 33140 Notice Attn: Kaisa Levine Trustee Email: kaysweed@gmail.com Tel: 786-877-5322
With a copy to: Winston & Strawn LLP 200 Park Avenue New York, NY 10166-4193 Attention: Joel L. Rubinstein, Esq. Facsimile No.: (212) 294-4700

7.6	Amendments

No amendment, modification, termination or waiver of any provision hereof shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.7	Exercise of Rights

No failure on the part of the holder to exercise, and no delay in exercising, any right, power or remedy shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for herein are cumulative and not exclusive of any remedies provided by law.

7.8	Headings

The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

8	GOVERNING LAW AND JURISDICTION

8.1	Governing law

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York (without reference to its rules as to conflicts of laws).

8.2	Jurisdiction; Waiver of Jury Trial

8.2.1	EACH PARTY BY ITS EXECUTION HEREOF (A) HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL COURTS SITTING IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF, AND (B) HEREBY WAIVES, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH PROCEEDING BROUGHT IN ONE OF THE ABOVE NAMED COURTS IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.2.2	TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE BORROWER AND THE LENDERS HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OBLIGATION OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE BORROWER OR THE LENDERS IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. THE BORROWER ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE LENDERS ARE RELYING AND UPON WHICH THE LENDERS HAVE RELIED IN MAKING THE LOANS TO THE BORROWER. THE LENDERS OR THE BORROWER MAY FILE THE ORIGINAL OF THIS AGREEMENT OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE BORROWER AND THE LENDERS TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been entered into on the date stated at the beginning of this Agreement.

LENDER:

Doug Levine 2012 Childrens Trust

/s/ Kaisa Levine
Name:	Kaisa Levine
Title:	Trustee

BORROWER:

1347 Investors LLC

/s/ Hassan R. Baqar
Name:	Hassan R. Baqar
Title:	President

Signature Page to Loan and Security Agreement
among 1347 Investors LLC and the Lender party hereto.

SCHEDULE 1

Collateral

As used in this Agreement, “Collateral” shall include the following as of the date hereof:

1.	Convertible Preferred Stock of 1347 Capital Corp., a Delaware corporation (“1347”), having a par value of $1,025,641
2.	86,174 shares of common stock of 1347
3.	73,012 shares of common stock of 1347 presently held by the Borrower (commonly known as the Sponsor shares)
4.	20,308 units of 1347 issued to Borrower in connection a private placement thereof comprised of the following: (i) 20,308 shares of common stock of 1347; (ii) 20,308 rights that will automatically convert into 2,030 common shares of 1347 at the Merger Closing Date; and (iii) 20,308 warrants having the same terms as the public traded warrants of 1347.
5.	41,026 warrants issued by 1347 to Borrower having a strike price of $15 each.